                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 33-36474


PROSPECTUS SUPPLEMENT
---------------------
(To prospectus dated May 18, 2000)

                               BMC SOFTWARE, INC.
                                  COMMON STOCK

                                1,582,415 Shares


         The purpose of this prospectus supplement is to provide additional information regarding the selling stockholders. The following table sets forth the names of certain additional selling stockholders, and removes L&H Leasing Co., LTD as a selling stockholder under the prospectus dated May 18, 2000.


                              SELLING STOCKHOLDERS

         The common stock covered by the prospectus is to be offered for the account of the following stockholders of our company:


                                             Number of Shares of Common Stock
     Name of Selling Stockholder                   Offered Hereunder
     ---------------------------             ---------------------------------
      Clay Davis                                       309,140
      Robert Neville                                   309,140
      Christopher Marich                                85,014
      Terry Black                                        5,860
      L&H Corp.                                         23,097
      Kenneth E. Leonard                               175,397
      Terry A. Scott                                   175,389
      Sharen K. Eggleston                              175,380
      A.E. Leonard Insurance Trust                     323,998

         On April 25, 2000, we, BMC Acquisition Corp., a wholly owned subsidiary of our company ("Merger Sub"), Evity, Inc. and the selling stockholders entered into an Agreement and Plan of Reorganization (the "Merger Agreement"). In connection with the Merger Agreement, Merger Sub was merged with and into Evity (the "Merger"). In the Merger, the selling stockholders received shares of our common stock and cash in exchange for their outstanding shares of Evity common and preferred stock. In connection with the Merger, we agreed to register the resale by the selling stockholders of the shares issued to the selling stockholders in the Merger.